SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2000

THE COLONEL'S INTERNATIONAL, INC.
(Exact name of registrant as specified in charter)

Michigan (State or other jurisdic- tion of incorporation)	2-98277C (Commission File Number)	38-3262264 (IRS Employer Identification No.)

951 Aiken Road Owosso, Michigan (Address of principal executive offices)		48867 (Zip Code)

(800) 433-3604
(Registrant's telephone number, including area code)

5550 Occidental Highway, Tecumseh, Michigan 49286, telephone no. (517) 423-4800
(Former name or former address, if changed since last report)

Item 2.        Acquisitions or Dispositions of Assets.

                    On June 29, 2000, The Colonel's, Inc., a subsidiary of The Colonel's International, Inc. (the "Company"), closed on the sale of the Company's headquarters located at 5550 Occidental Highway, Tecumseh, Michigan, which consists of approximately 150 acres and the buildings and improvements thereon (collectively, the "Real Estate"). The buyer of the Real Estate was Bravo Enterprises, L.L.C. (the "Buyer"). The purchase price for the Real Estate was $6.3 million. To date, the Buyer has paid a total of $1 million toward the purchase price, leaving a balance of approximately $5.3 million. Under the terms of the Real Estate Purchase Agreement (as amended) and the Land Contact governing the sale of the Real Estate, the Buyer is required to make monthly payments of approximately $60,200, which includes interest at 11% per annum. On the one-year anniversary of the closing, the Buyer may either pay the balance of the purchase price, or pay $250,000 and elect to extend the date for payment of the balance of the purchase price for one additional year. In addition, the Buyer has the option to pay off the entire balance on the Land Contract for $5 million on or before July 29, 2000. The purchase price was determined through arm's length negotiations between the parties. To the Company's knowledge, there are no material relationships between the Company, or any of the Company's affiliates, and the Buyer.

                    The Company plans to move its headquarters to The Colonel's main offices, which are located at 951 Aiken Road, Owosso, Michigan 48867. The Company conducted only a minimal amount of production activities at the Real Estate in Tecumseh. As described in previous filings, the Company is in the process of consolidating its manufacturing operations at The Colonel's Owosso, Michigan location.

                    A copy of the Land Contract is attached hereto as Exhibit 2(a) and a copy of the Real Estate Purchase Agreement (as amended) is attached hereto as Exhibit 2(b).

Item 5.        Other Events.

                    As of June 22, 2000, but effective as of May 1, 2000, the Company closed on a transaction with International Liner Company ("International Liner"), a corporation controlled by Mark German, the Company's former President. (Mr. German resigned from his positions as the President and a Director of the Company in October 1999.) Under the terms of this transaction, the Company sold certain inventory, items of property, plant and equipment, and accounts receivable to International Liner. These assets had a book value to the Company of approximately $2.1 million. In exchange for these assets, International Liner paid the Company approximately $362,000 in cash and Mr. German and the other former shareholders of Rugged Liner, Inc., Triad Management Group, Inc., Aerocover, Inc., and Ground Force, Inc. (the "Rugged Liner Companies") surrendered to the Company 340,521 shares of the Company's Common Stock and released all claims to further amounts due them under the terms of the Agreement and Plan of Merger dated March 13, 1998, as amended by a First Amendment to Merger Agreement dated April 23, 1998, between the Company, The Colonel's Rugged Liner, Inc., and the Rugged Liner Companies, and joined in by Donald J. Williamson and the shareholders of the four acquired companies (collectively, the

"Merger Agreement"). Furthermore, the Company retained rights to the name "Rugged Liner" but granted International Liner a license to use that name in foreign markets.

                    As described in previous filings, pursuant to the Merger Agreement, on January 3, 2000 the former shareholders of the Rugged Liner Companies exercised 25% of their put options to require the Company to redeem shares of the Company's Common Stock that such shareholders received in the merger. This exercise was with respect to a total of 113,506 shares, for a total redemption price of $931,089. Additionally, the Merger Agreement provided that if the "Average Anniversary Trading Price" of the Company's Common Stock received by the shareholders of the Rugged Liner Companies did not equal or exceed the average trading price of $8.20 per share, the Company would be required to pay the Rugged Liner shareholders the difference between these two amounts multiplied by the number of shares remaining. The Company recorded an additional liability of $392,621 and charged equity related to the April 24, 1999 anniversary date. This amount offset the amount owed on the put options exercised on January 3, 2000. The former shareholders of the Rugged Liner Companies filed a summons in a Court of Common Pleas in Pennsylvania relating to these matters. Additionally, Mr. German had the right to require the Company to obtain a letter of credit to secure payment of the Company's future obligations under the Merger Agreement. By letter dated March 3, 2000, counsel for Mr. German demanded that the Company obtain such a letter of credit to secure approximately $2,793,000 in current and future obligations under the Merger Agreement.

                    As a result of the transaction with International Liner described above, the Company now considers the matters described in the previous paragraph resolved.

Item 7.        Financial Statements, Pro Forma Financial Information, and Exhibits.

(a)	Not required.

(b)	Not required.

(c)	Exhibits:

Exhibit 2(a)	Land Contract dated June 29, 2000 between The Colonel's, Inc. and Bravo Enterprises, L.L.C.

Exhibit 2(b)	Real Estate Purchase Agreement dated June 6, 2000 between The Colonel's, Inc. and Bravo Enterprises, L.L.C., and Amendment to Purchase Agreement.

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 12, 2000	THE COLONEL'S INTERNATIONAL, INC. By /s/Gregory Strzynski Gregory Strzynski Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

2(a)	Land Contract dated June 29, 2000 between The Colonel's, Inc. and Bravo Enterprises, L.L.C.

2(b)	Real Estate Purchase Agreement dated June 6, 2000 between The Colonel's, Inc. and Bravo Enterprises, L.L.C., and Amendment to Purchase Agreement.